BlackRock Advantage U.S. Total Market Fund, Inc. (the "Fund")

Master Advantage U.S. Total Market LLC (the "Master LLC")

77D(g)

On March 27, 2017, the Board of Directors of the Fund (the "Fund Board") approved certain changes to the Fund. In particular, the Fund Board approved a change in the name of the Fund from "BlackRock Value Opportunities Fund, Inc." to "BlackRock Advantage U.S. Total Market Fund, Inc." and certain changes to the Fund's investment objective, investment process and investment strategies, including the adoption of a non-fundamental policy to invest, under normal circumstances, at least 80% of the Fund's net assets (plus the amount of any borrowings for investment purposes) in equity securities of U.S. issuers and derivatives that have similar economic characteristics to such securities. The Fund Board also approved contractual expense caps for each class of the Fund's shares. The Fund is a feeder fund in a "master/feeder" structure and invests all of its assets in the Master LLC. The Fund and the Master LLC currently have the same investment objective, process and strategies. On March 27, 2017, the Board of Directors of the Master LLC (the "Master Board," and together with the Fund Board, the "Boards") approved a change in the name of the Master LLC from "Master Value Opportunities LLC" to "Master Advantage U.S. Total Market LLC" and approved the same changes to the Master LLC's investment objective, investment process and investment strategies as those approved by the Fund Board with respect to the Fund. In addition, fund management determined to make certain changes to the portfolio management team and the benchmark indices against which the Fund and the Master LLC compare their performance.

The investment objective of each of the Fund and the Master LLC was a fundamental policy of the Fund and the Master LLC, respectively, which means that any change to the investment objective of the Fund and the Master LLC was subject to shareholder approval. The shareholders of each of the Fund and the Master LLC were asked to approve a change in the investment objective of the Fund and the Master LLC, as applicable, and to make the investment objective a non-fundamental policy of the Fund or the Master LLC, as applicable, that may be changed by the relevant Board without shareholder approval upon prior notice to shareholders (with respect to the Fund, "Proposal 2" and with respect to the Master LLC, "Proposal 3"). In addition, the shareholders of the Fund and the Master LLC were asked to approve making certain changes to the respective fundamental investment restrictions of the Fund (collectively, "Proposal 5") and the Master LLC (collectively, "Proposal 6" and, together with Proposals 2, 3 and 5, the "Proposals"). Each Board also approved making certain changes to the non-fundamental investment restrictions of the Fund or the Master LLC, as applicable, which did not require shareholder approval.

On July 27, 2017, each Board adopted a policy (the "Policy") whereby, contingent on shareholder approval of Proposal 2 or Proposal 3, as applicable, the Board agreed to not change the proposed investment objective of the Fund or the Master LLC, as applicable, or the Policy in the future without obtaining the "vote of a majority of the outstanding voting securities" of the Fund or the Master LLC, as defined in the Investment Company Act of 1940, as amended.

At a special meeting on October 30, 2017, shareholders of the Fund and the Master LLC approved the applicable Proposals. The name change, the changes to the investment objective and investment strategies, portfolio management team, benchmark index and fundamental and non-fundamental investment restrictions described above with respect to each of the Fund and the Master LLC and the addition of contractual expense caps to the Fund became effective on December 15, 2017.

Effective December 15, 2017, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable, and equivalent changes were made to Part A of the Master LLC's
Registration Statement:

Change in the Fund's and the Master LLC's Names

The BlackRock Value Opportunities Fund, Inc. was renamed
BlackRock Advantage U.S. Total Market Fund, Inc. In addition,
Master Value Opportunities LLC was renamed Master Advantage U.S.
Total Market LLC.

Change in the Fund's Investment Objective

The section of the Summary Prospectus entitled "Key Facts About
BlackRock Value Opportunities Fund, Inc. - Investment Objective" and the section of the Prospectus entitled "Fund Overview - Key
Facts About BlackRock Value Opportunities Fund, Inc. -
Investment Objective" were deleted in their entirety and replaced with the following:

Investment Objective

The investment objective of the BlackRock Advantage U.S. Total
Market Fund, Inc. (formerly known as BlackRock Value
Opportunities Fund, Inc.) (the "Fund") is to seek long-term capital appreciation.

The Fund is a "feeder" fund that invests all of its assets in a "master" portfolio, Master Advantage U.S. Total Market LLC (the "Master LLC"), that has the same investment objective and strategies as the Fund. All investments will be made at the Master LLC level. This structure is sometimes called a "master/feeder" structure. The Fund's investment results will correspond directly to the investment results of the Master LLC. For simplicity, this prospectus uses the term "Fund" to include the Master LLC.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Investment Objective" was deleted in its entirety and replaced with the following:

Investment Objective

The investment objective of the Fund is to seek long-term capital appreciation.

The investment objective is a non-fundamental policy of the Fund. However, the Fund's Board of Directors (the "Board") has adopted a policy (the "Policy") whereby the Board agrees to not change the investment objective of the Fund in the future without obtaining the "vote of a majority of the outstanding voting securities" of the Fund, as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). In addition, the Board agrees not to change the Policy without the vote of a majority of the outstanding voting securities.

Change in the Fund's Investment Strategies

The section of the Summary Prospectus entitled "Key Facts About BlackRock Value Opportunities Fund, Inc. - Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview - Key Facts About BlackRock Value Opportunities Fund, Inc. - Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:

Principal Investment Strategies of the Fund

Under normal circumstances, the Fund seeks to invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities of U.S. issuers and derivatives that have similar economic characteristics to such securities. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 3000(r) Index. The Russell 3000(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The Fund may invest in issuers of any market capitalization. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the Russell 3000(r) Index.

The Fund may engage in active and frequent trading of portfolio securities to seek to achieve its primary investment strategies.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Investment Process" was deleted in its entirety and replaced with the following:

Investment Process

The Fund seeks to pursue its investment objective by investing in securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Fund can seek to capture by over- and under-weighting particular equity securities while seeking to control incremental risk. BlackRock Advisors, LLC ("BlackRock") then constructs and rebalances the portfolio by integrating its investment insights with the model-based optimization process. The Fund has no stated minimum holding period for investments and may buy or sell securities whenever Fund management sees an appropriate opportunity.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Principal Investment Strategies" was deleted in its entirety and replaced with the following:

Principal Investment Strategies

Under normal circumstances, the Fund seeks to invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities of U.S. issuers and derivatives that have similar economic characteristics to such securities. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 3000(r) Index. The Russell 3000(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The Fund may invest in issuers of any market capitalization. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the Russell 3000(r) Index.

The Fund may engage in active and frequent trading of portfolio securities to seek to achieve its primary investment strategies.

The above 80% policy is a non-fundamental policy of the Fund and may not be changed without 60 days' prior notice to shareholders.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to add the following other strategies:

*	Foreign Securities - The Fund may invest in companies
located in countries other than the United States.

*	Money Market Securities - The Fund may invest in money
market securities or commercial paper.

*	Repurchase Agreements and Purchase and Sale Contracts - The
Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period.

*	Reverse Repurchase Agreements - Reverse repurchase
agreements are transactions in which the Fund sells a security with the obligation to repurchase the security shortly thereafter at a specified price which reflects a payment by the Fund. The Fund profits from entering into a reverse repurchase agreement by reinvesting the proceeds of the sale at a higher return than it has to pay to repurchase its security.

*	Warrants - A warrant gives the Fund the right to buy stock.
The warrant specifies the amount of underlying stock, the purchase (or "exercise") price, and the date the warrant expires. The Fund has no obligation to exercise the warrant and buy the stock. A warrant has value only if the Fund is able to exercise it or sell it before it expires.

*	When-Issued and Delayed Delivery Securities and Forward
Commitments - The purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. The Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to delete the following other strategies: "Convertible Securities,"
"Emerging Markets Issuers," "Initial Public Offerings," "Mid Cap
Securities" and "Short Sales."